Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-249864, 333-216946, 333-277107, and 333-292172 on Form S-8 and Registration Statement No. 333-292170 on Form S-3ASR of ProPetro Holding Corp. of our reports dated February 19, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of ProPetro Holding Corp., appearing in this Annual Report on Form 10-K of ProPetro Holding Corp. for the year ended December 31, 2025.

/s/ RSM US LLP

Houston, Texas
February 19, 2026